Exhibit 10.1
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made and entered into effective as of February 3, 2014 (the “Effective Date”) by and between Summer Energy Holdings, Inc., a Nevada corporation (the “Company”), and Angela Hanley (“Executive”).

RECITALS

A.
Company and Executive are parties to that certain Executive Employment Agreement dated as of February 11, 2013 (the “Employment Agreement”).  Unless otherwise indicated, all capitalized terms herein shall have the meanings assigned to them in the Employment Agreement; and

B.	Pursuant to Section 14 of the Employment Agreement, the Company and Executive desire to amend the Employment Agreement pursuant to the terms and conditions of this Amendment.

AGREEMENT

Now, Therefore, in consideration of the covenants and conditions set forth herein, and for other good and valuable consideration, Company and Executive hereby agree as follows:

1. The Employment Agreement is hereby amended to reflect that Executive’s position has changed from Senior Vice President of Operations and Marketing to President.

2. Exhibit A of the Employment Agreement is hereby deleted in its entirety and the following Exhibit A shall be inserted in lieu thereof:

•
Executive shall be granted a total of 25,000 options to purchase common stock of the Company, the strike price of which shall be equal to the fair market value on the Effective Date of this Agreement, subject to the terms and conditions of that certain Stock Option Grant Agreement by and between the Company and Executive of even date herewith, which options shall vest as follows:

➢ 12,500 options will vest immediately.
➢ 12,500 options will become fully vested on August 3, 2014.

•
In the event the Company reaches a level of 50,000 new, additional customers with a three month average of flowed power greater than 60,000 MWH’s on or before February 3, 2015 (as measured by the Electric Reliability Council of Texas from the date of this Agreement), and maintains such customer level and net positive EBITDA (based on the Company’s consolidated financials) for a period of not less than four consecutive months from the date of reaching such threshold, then Executive will be granted 25,000 fully vested options to purchase common stock of the Company on the date on which the Company meets such milestone, with a strike price at the then-current fair market value of such options, pursuant to the terms of a Stock Option Grant Agreement by and between the Company and Executive.

3. All other provisions of the Employment Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have executed this First Amendment to Employment Agreement on February 6, 2014, which for all purposes shall be effective as of the Effective Date.

COMPANY:                                                                                                EXECUTIVE:

Summer Energy Holdings, Inc.
a Nevada corporation                                                                               /s/ Angela Hanley
                             Angela Hanley
By:      /s/ Jaleea P. George
Name: Jaleea P. George
Title:  Chief Financial Officer